Exhibit (a)(4)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST

COMPANIES, AND OTHER NOMINEES

OFFER TO PURCHASE FOR CASH

by

CALLWAVE INC.

SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $1.15 PER SHARE.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JUNE 4, 2009, UNLESS THE OFFER IS EXTENDED. CALLWAVE INC., A DELAWARE CORPORATION, MAY, IN ITS SOLE AND ABSOLUTE DISCRETION, EXTEND THE OFFER PERIOD AT ANY TIME.

May 5, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

CallWave, Inc., a Delaware corporation (“CallWave”), has appointed us to act as the information agent in connection with its offer to purchase for cash shares of its common stock, par value $0.0001 per share, at a price of $1.15 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

CallWave’s offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated May 5, 2009, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer.

Only shares properly tendered and not properly withdrawn will be purchased. All shares tendered and not purchased will be returned, at CallWave’s expense, as soon as practicable following the expiration date.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the offer to purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

•	Offer to purchase, dated May 5, 2009;

•

Letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

•	Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

•	Letter to shareholders of CallWave dated May 5, 2009, from Jeffrey M. Cavins, chief executive officer and president of CallWave;

•	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. We urge you to contact your clients as promptly as possible to obtain their instructions. The tender offer and withdrawal rights will expire at 5:00 p.m., New York Time, on June 4, 2009, unless the tender offer is extended.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer. CallWave will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity.

Neither CallWave’s board of directors nor the information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Stockholders must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which prices.

In order to properly tender shares under the tender offer, a shareholder must provide that the depositary receives the following before the offer expires:

•	certificates for the shares;

•	a properly completed and executed letter of transmittal, or a manually executed facsimile of it, including any required signature guarantees; and

•	any other documents required by the letter of transmittal.

Any inquiries you may have with respect to the tender offer should be addressed to us the address and telephone numbers set forth on the back page of the offer to purchase.

Additional copies of the enclosed material may be obtained from BNY Mellon Shareowner Services by calling them at (800) 777-3674.

Very truly yours,

BNY Mellon Shareowner Services

(Enclosures)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CALLWAVE, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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